Sub-Item 77Q1(d): Copies of Constituent Instruments Defining The
Rights of Shareholders Referred to in Sub-Item 77I

Effective June 6, 2017, the Goldman Sachs Access Investment Grade Corporate Bond ETF (the "Fund") commenced offering shares ("Shares"). The terms of the Shares for the Fund are described in Post-Effective Amendment No. 62 to the Registrant's Registration Statement on Form N-1A, filed with the Securities and Exchange Commission on June 1, 2017 (Accession No. 0001193125-17-191122). The Registrant's Amended Schedule A dated May 17, 2017 to the Amended and Restated Agreement and Declaration of Trust dated April 16, 2015, which established the Shares for the Fund, is incorporated herein by reference to Exhibit (a)(3) to Post-Effective Amendment No. 58 to the Registrant's Registration Statement on Form N-1A filed with the Securities and Exchange Commission on May 25, 2017 (Accession No. 0001193125-17-183577).

Effective June 28, 2017, the Goldman Sachs ActiveBeta(R) U.S. Small Cap Equity ETF (the "Fund") commenced offering shares ("Shares"). The terms of the Shares for the Fund are described in Post-Effective Amendment No. 37 to the Registrant's Registration Statement on Form N-1A, filed with the Securities and Exchange Commission on December 23, 2016 (Accession No. 0001193125-16-803129). The Registrant's Amended and Restated Agreement and Declaration of Trust dated April 16, 2015, which established the Shares for the Fund, is incorporated herein by reference to Exhibit (a)(1) to Pre-Effective Amendment No. 1 to the Registrant's Registration Statement on Form N-1A filed with the Securities and Exchange Commission on May 4, 2015 (Accession No. 0001193125-15-169270).